--------------------------------------------------------------------------------
                                    FORM 15
--------------------------------------------------------------------------------
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                               Commission File Number  0-15632
                                                                      ----------

               First Capital Institutional Real Estate, Ltd. - 4
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

     Two N. Riverside Plaza, Suite 600, Chicago, IL 60606  (312) 207-0020
--------------------------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                      Limited Partnership Assignee Units
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g.4(a) (1) (i)   [X]      Rule 12h.3(b) (1) (ii)   [ ]
     Rule 12g.4(a) (1) (ii)  [ ]      Rule 12h.3(b) (2) (i)    [ ]
     Rule 12g.4(a) (2) (i)   [ ]      Rule 12h.3(b) (2) (ii)   [ ]
     Rule 12g.4(a) (2) (ii)  [ ]      Rule 15d.6               [ ]
     Rule 12h.3(b) (1) (i)   [ ]

     Approximate number of holders of record as of the certification or notice
date:   none
      --------

     Pursuant to the requirements of the Securities Exchange Act of 1934, First Capital Institutional Real Estate, Ltd. - 4 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       By:  First Capital Financial Corp.
                                            as General Partner

DATE    December 22, 2000              By   /s/Norman M. Field
     ------------------------               -----------------------------
                                            Norman M. Field
                                            Vice President/Treasurer